Exhibit 23(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the TechRx Incorporated 1999 Stock Option Plan of our report dated July 21, 2003, with respect to the consolidated financial statements and schedule of NDCHealth Corporation included in its Annual Report (Form 10-K) for the year ended May 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 28, 2003